CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES
              AND EXCHANGE COMMISSION.  ASTERISKS DENOTE OMISSIONS.
                                                                EXHIBIT 10.1
                               Franchise Agreement
    Franchisee Information:

    Name:          YVES MICHELI  ("Franchisee")
    Address:       Le Crest
                   1254 Jussy
                   Switzerland
    Telephone No.: ________________
    Fax No.        ________________

    Effective Date:December 31, 1996

    Territory:     BELGIUM, TUNISIA

                                   BACKGROUND

    ThermoLase Corporation ("ThermoLase") has developed certain proprietary equipment and processes for the removal of unwanted human hair and the exfoliation or rejuvenation of skin. ThermoLase desires to operate, or license others to operate, facilities for the utilization of such equipment and procedures under the name "Spa Thira". ThermoLase is prepared to appoint Franchisee as the exclusive Spa Thira franchisee in the territory identified above (the "Territory") on the terms and conditions set forth below.

                                    AGREEMENT

         ThermoLase and Franchisee hereby agree as follows:

    1.   DEFINITIONS

         The following terms shall have the following meanings when capitalized herein:

         1.1 "Business Day" means a day on which banks are open for business in San Diego, California and in the Territory

         1.2 "Facility" means a "Spa Thira" facility which has been approved by ThermoLase for the practice of the SoftLight Procedures.

         1.3 "Improvement" means any improvement, enhancement or modification to the Technology, whether developed by ThermoLase, Franchisee or any third party.

         1.4 "Licensed Technology" means the inventions claimed in the Patents, including Improvements, together with any and all know-how, trade secrets and other information relating to the SoftLight Procedure and SoftLight Laser, as described in Exhibit A.

         1.5 "Patents" means (i) the patents and patent applications listed on Exhibit A attached hereto, (ii) any subsequent patent application by ThermoLase having one or more claims covering Improvements, (iii) any
PAGE
    divisions, reissues, continuations, renewals and extensions of any of said patents or patent applications, and (iv) any patent issuing upon any of the foregoing.

         1.6 "SoftLight Laser" means a laser designed by ThermoLase for use with a lotion in the removal of unwanted human hair and the exfoliation or rejuvenation of skin.

         1.7 "SoftLight Lotion" means the lotion approved by ThermoLase for use in the SoftLight Procedures.

         1.8 "SoftLight Marks" means ThermoLase's SoftLight and Spa Thira service marks and the trade name "ThermoLase".

         1.9 "SoftLight Procedures" means the removal of unwanted human hair and the exfoliation or rejuvenation of skin using one or more SoftLight Lasers and the SoftLight Lotion.

         1.10 "User Manual" means the SoftLight manual provided by ThermoLase to Franchisee (or to Franchisee's Subfranchisee), setting forth, among other things, the protocols for the SoftLight Procedures, procedures to be followed with respect to the use and operation of the SoftLight Lasers, guidelines for personnel training, operation and maintenance procedures for a Facility, and procedures for establishing and maintaining a common "look and feel" between each Facility and other locations at which ThermoLase permits the operation of SoftLight Lasers under the name Spa Thira , as such User Manual may be amended by ThermoLase from time to time. In the event that Franchisee believes that compliance with any provision of the User Manual would be in violation of local law, Franchisee may provide ThermoLase with an opinion of local counsel to such effect and ThermoLase will consider in good faith the modification of the User Manual applicable to Franchisee to avoid such violation.


    2.   GRANT OF FRANCHISE; FACILITIES

         2.1 Grant of Franchise. ThermoLase grants to Franchisee an exclusive license and franchise to practice the SoftLight Procedures in the Territory at one or more Facilities. Franchisee shall have the right to appoint one or more subfranchisees (the "Subfranchisees") to practice the SoftLight Procedures in the Territory at the Facilities pursuant to a Subfranchise Agreement in a form approved by ThermoLase, provided that Franchisee shall guaranty and be liable to ThermoLase for any violation by Subfranchisee of the terms of such Subfranchise Agreement or the terms of this Agreement applicable to Subfranchisee.

         2.2  Facilities.   Each Facility established by Franchisee or
    Subfranchisee in accordance with this Agreement shall conform to the designs and specifications of a Spa Thira as determined by ThermoLase in its sole discretion, and shall contain furnishings and fixtures
    appropriate to said standards.   Franchisee agrees at all times to
    operate and maintain each Facility in accordance with the User Manual or, in the case of Subfranchisee, to ensure that Subfranchisee complies with such restrictions. ThermoLase shall have the right to inspect and approve

                                        2PAGE
    each Facility before equipping it with SoftLight Lasers and allowing such Facility to perform the SoftLight Procedures, and the right to inspect any and all Facilities at any time during the term of this Agreement to ensure that they are being operated in accordance with the User Manual and the designs and specifications established by ThermoLase.

         2.3 Procedures. Franchisee acknowledges and understands that the safety and efficacy of the SoftLight Procedures are dependent upon strict compliance with the provisions of the User Manual. Franchisee covenants and agrees to ensure that the SoftLight Procedures are performed in a safe and appropriate manner by properly trained personnel in full compliance with the User Manual and all applicable laws, rules, orders, ordinances and regulations of any governmental or other public authority.

         2.4 Client Consents. Franchisee agrees to obtain, directly or through Subfranchisee, a signed Informed Consent Release, in a form reasonably satisfactory to ThermoLase, from each client on whom the SoftLight Procedures are performed. Franchisee will establish and enforce procedures to ensure that proper and complete confidential medical records are maintained in the manner required by applicable law and regulations with respect to all persons on whom the SoftLight Procedures are performed, and, in the event of Subfranchise, Franchisee shall inspect and confirm that Subfranchisee complies with this provision to the extent permitted by local law and professional rules of conduct.


    3.   LICENSE AND OWNERSHIP OF TECHNOLOGY

         3.1 Grant of License: ThermoLase grants to Franchisee, upon the terms and subject to the conditions set forth in this Agreement, an exclusive, non-transferable license, under the Patents and all other ThermoLase intellectual property in the Licensed Technology, to perform the SoftLight Procedures at Facilities in The Territory in accordance with the protocols set forth in the User Manual. Franchisee shall have the right to sublicense the foregoing rights to the Subfranchisee pursuant to the Subfranchise Agreement.

         3.2 Ownership of Licensed Technology. Franchisee acknowledges that ThermoLase owns all right, title and interest in and to the Patents and the Licensed Technology, and Franchisee agrees that it will not, at any time, do or cause to be done any act or thing contesting or in any way impairing or tending to impair the Patents or Licensed Technology or any part of such right, title or interest of ThermoLase. Franchisee shall not in any manner represent that Franchisee has ownership of the Licensed Technology or Patents, and acknowledges that Franchisee's use of the Licensed Technology shall not create in Franchisee any right, title or interest in or to the Licensed Technology, except for the rights granted to Franchisee by the express terms of this Agreement.

         3.3 Franchisee Improvements. Franchisee shall disclose promptly to ThermoLase any and all Improvements to the Licensed Technology developed or discovered by Franchisee or Subfranchisee or their officers, employees or agents. Subject to locally applicable rules or requirements, all such Improvements shall be the property of ThermoLase, and Franchisee hereby assigns all right, title and interest in and to such Improvements, and

                                        3PAGE
    all patent, copyright, trademark, trade secret and other intellectual property rights therein, to ThermoLase, as they are developed. Franchisee shall, at ThermoLase's request, execute and deliver all certificates, waivers, applications, assignments and other instruments as ThermoLase may reasonably request in order to effectuate the assignment of Improvements to ThermoLase as described above. All employees of Franchisee shall waive all moral rights with respect to works of authorship constituting Improvements created by them. To the extent permitted by local law, Franchisee will enter into, and cause Subfranchisee to enter into, agreements with its employees to ensure compliance with the provisions of this Section 3.3. If such assignment is not possible under local law, the parties shall agree in good faith on an arrangement to enable ThermoLase to benefit from the full economic and technical value of such improvements at no cost to ThermoLase.

         3.4 ThermoLase Improvements. In the event that ThermoLase develops or acquires Improvements that it provides to its franchisees generally, it shall provide such Improvements to Franchisee at its then prevailing charges. Such Improvements shall be deemed to constitute Licensed Technology for all purposes hereunder.

         3.5 Future Patents. ThermoLase shall have the exclusive right, at its sole expense, to make all decisions and take all actions relating to the filing and prosecution of additional patent applications relating to the Licensed Technology and the Improvements. If Franchisee requests ThermoLase to pursue particular patent protection in The Territory relating to the Licensed Technology, then, notwithstanding ThermoLase's exclusive ownership of such patent, Franchisee shall be responsible for all costs of preparing, prosecuting and maintaining such patent in The Territory.


    4.   SOFTLIGHT EQUIPMENT AND SUPPLIES

         4.1  SoftLight Lasers.

              a. ThermoLase agrees to rent to Franchisee up to ten (10) SoftLight Lasers for use in Facilities in the Territory on ThermoLase's standard rental terms and conditions and at its standard rental rates. Franchisee acknowledges that ownership of and title to such SoftLight Lasers shall remain with ThermoLase, and Franchisee shall take no action adverse to ThermoLase's title to and interest in such SoftLight Lasers. Franchisee shall not directly or indirectly create or suffer to exist any mortgage, security interest, attachment, writ or other lien or encumbrance on the SoftLight Lasers, and will promptly, at its own expense, discharge any such lien or encumbrance that may arise. Franchisee agrees, and agrees to cause Subfranchisee, not to remove, obscure or otherwise alter any labeling present on any SoftLight Laser at the time of delivery thereof. Franchisee, at its expense, shall take all steps necessary to record the SoftLight Lasers as owned by ThermoLase, so as to avoid potential attachment by third party creditors.

              b. After Franchisee or Subfranchisee, if designated by Franchisee, has successfully completed ThermoLase's training course relating to the performance of the SoftLight Procedures, ThermoLase shall

                                        4PAGE
    use commercially reasonable efforts to complete shipment of the SoftLight Lasers to a Facility within thirty (30) days after Franchisee's request for such shipment, provided that Franchisee has completed or, in the event of subfranchise, supervised, all of the modifications necessary to the Facility to prepare the Facility as a Spa Thira in accordance with the specifications established by ThermoLase. Franchisee agrees to pay all costs and expenses associated with the shipment of such SoftLight Lasers from ThermoLase to the Facilities, including without limitation freight, insurance, customs duties and related charges and taxes.

         4.2 Installation. As soon as reasonably practicable after delivery of the SoftLight Lasers, ThermoLase shall install, or cause to be installed, at no additional charge to Franchisee or Subfranchisee, as the case may be, the SoftLight Lasers at the Facilities; provided, however, that ThermoLase shall have no obligation to install the SoftLight Lasers unless the installation site (i) meets the specifications approved by ThermoLase, (ii) remains accessible to ThermoLase throughout the period of installation and (iii) is otherwise safe and appropriate for installation of the SoftLight Lasers. ThermoLase, or its designated agent or subcontractor, shall perform all unpacking of the SoftLight Lasers at the Facility. Upon installation thereof, ThermoLase, or its designated agent or subcontractor, shall perform ThermoLase's standard acceptance test procedures to confirm that the SoftLight Lasers operate in substantial conformance with the applicable specifications.

         4.3 Unauthorized Installation, Reinstallation or Relocation. Any installation or reinstallation of any SoftLight Laser performed by any person other than ThermoLase, or its designated agent or subcontractor, without the prior written consent of ThermoLase, shall constitute a breach of this Agreement by Franchisee. Franchisee shall not relocate, and shall not permit Subfranchisee to relocate, the SoftLight Lasers installed in the Facility without the prior written consent of ThermoLase. Any such relocation consented to by ThermoLase shall be performed by ThermoLase, or its designated agent or subcontractor. Franchisee hereby irrevocably releases ThermoLase from all liability for any and all claims, losses, costs and damages to the extent arising from or in connection with the unauthorized installation, reinstallation or relocation of any SoftLight Laser.

         4.4 Technical Assistance. During the first year of the term of this Agreement, ThermoLase shall provide to Franchisee (or to Subfranchisee, if so designated by Franchisee) up to an aggregate of one hundred (100) person hours of support and assistance in connection with the establishment and operation of the Facilities. ThermoLase shall not charge for such support services, except that Franchisee shall be responsible for all travel and out of pocket expenses incurred by ThermoLase and its personnel in providing such services. Any direct costs and expenses for additional support and assistance shall be borne by the Franchisee.

         4.5  Service and Maintenance.

              (a) During the warranty period for each SoftLight Laser, ThermoLase agrees, provided it is promptly notified of the discovery of any defect, to repair or replace, at ThermoLase's option, such defective

                                        5PAGE

    SoftLight Laser or any component thereof, so as to cause the same to operate in substantial conformance with the User Manual when subjected to normal, proper and intended usage by properly trained personnel, all in accordance with the Use Manual. Such repair or replacements shall be at ThermoLase's expense, except that Franchisee shall pay all costs and expenses associated with the shipment of such SoftLight Lasers, including without limitation freight, insurance, customs duties and related charges and taxes. Franchisee agrees to make SoftLight Lasers installed in the Facility available to ThermoLase for inspection at any reasonable time and to cooperate reasonably with ThermoLase in the performance of its obligations hereunder. Because of the importance of safe and effective operation of the SoftLight Lasers in compliance with applicable laws and regulations, it is understood and agreed that Franchisee shall not undertake to provide, or contract with any party other than ThermoLase (or ThermoLase's designated agent or subcontractor) to provide, maintenance or other services of any nature with respect to any SoftLight Laser. ThermoLase shall have the right to subcontract its obligations under this Section 4.5.

              (b) ThermoLase shall not be responsible for costs of service or maintenance with respect to SoftLight Lasers that is necessitated by or related to (i) misuse, fault or negligence of or by Franchisee or its Subfranchisee, agents, employees, representatives or contractors, or (ii) use of the SoftLight Lasers in an operating environment inconsistent with the User Manual or in combination with equipment, software or other products not supplied by ThermoLase.

              (c) ThermoLase shall furnish reasonable levels of off-site telephone support, in the form of consultations, assistance and advice on the use and maintenance of SoftLight Lasers. As required, in ThermoLase's discretion, ThermoLase may replace or repair malfunctioning SoftLight Lasers. Replacement parts may be new or refurbished, at the election of ThermoLase. If, at any time after arrival at the Facility, ThermoLase's service representatives are unable to proceed with the performance of service or maintenance requested hereunder due to delays caused by Franchisee, its agents, employees, representatives or contractors, Franchisee shall reimburse ThermoLase upon demand for such delays at ThermoLase's then prevailing rates.

         4.6 Replacement SoftLight Lasers. ThermoLase shall have the right to substitute modified or replacement versions of the SoftLight Laser for any SoftLight Laser then installed in a Facility. In such event, ThermoLase shall arrange for the delivery and installation of a new SoftLight Laser at, and removal of the replaced SoftLight Laser from, the Facility at ThermoLase's expense, except that Franchisee shall pay all costs and expenses associated with the shipment of such SoftLight Lasers, including without limitation freight, insurance, customs duties and related charges and taxes.

         4.7 SoftLight Lotion. ThermoLase will sell to Franchisee (or to the Subfranchisee, if designated by Franchisee) SoftLight Lotion for use in connection with the performance of the SoftLight Procedures under the terms of this Agreement pursuant to the Supply Agreement. Franchisee acknowledges and understands that the composition of the SoftLight Lotion has been carefully developed in order to maximize the safety and

                                        6PAGE

     CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES
              AND EXCHANGE COMMISSION.  ASTERISKS DENOTE OMISSIONS.

    effectiveness of the SoftLight Procedures in compliance with applicable laws and regulations, and Franchisee covenants and agrees not to (i) modify the same in any manner or (ii) use a SoftLight Laser in the absence of the SoftLight Lotion or otherwise in conjunction with any lotion, gel, compound or other substance which has not been approved in advance and in writing by ThermoLase as complying with applicable laws and regulations and satisfying ThermoLase's safety and efficacy standards with respect to the use of SoftLight Lasers. ThermoLase reserves the right to modify, from time to time during the term of this Agreement, the SoftLight Lotion supplied to Franchisee (or to Subfranchisee designated by Franchisee) hereunder.

         4.8. Other Supplies. All other supplies required in connection with the performance of the SoftLight Procedures at the Facilities shall be provided by Franchisee or Subfranchisee at their sole cost and expense, including without limitation, smoke evacuator filters, waxing equipment and supplies, and lotions and cleansers; provided, however, that ThermoLase reserves the right to inspect such supplies and to impose minimum standards with respect to such supplies, which ThermoLase considers, in its reasonable discretion, to be necessary in order to satisfy ThermoLase's safety and efficacy standards with respect to the use of SoftLight Lasers.


    5.   PAYMENT OF FEES AND ROYALTIES

         5.1  Fees and Royalties.

              (a) In consideration of the rights and licenses granted to Franchisee pursuant to this Agreement, Franchisee shall pay to
    ThermoLase: (i) a one-time, non-refundable fee of One Million United States Dollars (US$1,000,000), due at the time of execution of this Agreement, and (ii) percentage royalties as provided in paragraph (b) below (the "Royalties").

              (b) Royalties shall be payable quarterly within 45 days following the end of each calendar quarter in the amount of ******
    *********************************************************************
    ****************.  The Royalty shall be increased by ********************
    ***************for any Facility in a country in which ThermoLase has filed a patent application covering the Licensed Technology. Each payment of Royalties shall be accompanied by a written report, in detail reasonably satisfactory to ThermoLase, specifying the method of calculation of the Royalties for the applicable quarter. Any fees or Royalties that are not paid when due shall bear interest from the due date until paid at the lesser of (i) the rate of 1.5% per month or (ii) the maximum rate allowed by applicable law.

              (c) It is understood and agreed that Franchisee shall have the right to determine, in its sole discretion, the fees to be charged by Franchisee to its clients in connection with the performance of the SoftLight Procedures, and the sublicense fees to be charged to the Subfranchisee, if any.

                                        7PAGE

              (d) The Royalties, fees and all other amounts payable pursuant to this Agreement are exclusive of any and all present and future federal, national, state, local, municipal and other excise, sales, use, property, value-added or similar taxes and fees, all of which shall be paid by Franchisee. Franchisee shall obtain and provide to ThermoLase any certificate of exemption or similar document required to exempt any transaction under this Agreement from any such tax or fee.

              (e) The Royalties, fees and all other amounts payable pursuant to this Agreement shall be payable in United States Dollars. To the extent that revenues generated at a Facility are in a currency other than United States Dollars, such revenues shall be converted into United States Dollars, for the purposes of calculating Royalties payable to ThermoLase hereunder, at the average exchange rate during the relevant quarter as published in the New York edition of the Wall Street Journal.

         5.2 Financial Records. Franchisee shall keep and maintain, or shall cause its Subfranchisee to keep and maintain, with respect to each Facility and for a period of not less than five (5) years after the expiration or earlier termination of this Agreement, complete and accurate books and records (collectively, the "Financial Records") covering all financial and other information required in connection with the determination of the Royalties payable hereunder. Franchisee's computation of and booking of revenue shall be in accordance with United States generally accepted accounting principles, consistently applied; all other books and records of Franchisee must be maintained in accordance with accounting principles generally accepted in the relevant jurisdiction of the Territory, consistently applied. Franchisee shall engage an internationally recognized accounting firm to provide an annual audit and accounting of the business to ThermoLase.

         5.3 Audit Rights. At any time during normal business hours and upon reasonable notice, ThermoLase, or an independent certified public accountant designated by ThermoLase, shall have the right, at ThermoLase's expense, to audit and inspect the Financial Records at the offices of Franchisee for the purpose of verifying the accuracy thereof and the payment of Royalties required to be made by Franchisee under the terms of this Agreement. If, as a result of such audit or inspection, ThermoLase shall determine that the Royalties paid by Franchisee to ThermoLase with respect to the period covered by such audit or inspection are less than the Royalties payable hereunder by Franchisee to ThermoLase with respect to said period, ThermoLase shall promptly furnish to Franchisee a copy of such audit or inspection report (the "Deficiency Report") setting forth the amount of the deficiency (the "Deficiency") and showing, in reasonable detail, the basis upon which the Deficiency was determined. Franchisee shall pay to ThermoLase, within thirty (30) days following receipt of the Deficiency Report a sum equal to the Deficiency together with interest thereon at the lesser of 1.5% per month or the maximum rate allowed by applicable law, calculated from the date when such amount was originally due through the date of payment. If the Deficiency is an amount equal to or greater than five percent (5%) of the amounts payable by Franchisee to ThermoLase with respect to the period covered by such audit or inspection, Franchisee shall promptly reimburse ThermoLase upon demand for the reasonable cost of such audit or inspection. ThermoLase shall exercise the same degree of care to

                                        8PAGE
    safeguard the confidentiality of the Financial Records as ThermoLase would exercise in safeguarding its own similar confidential information; provided, however, that ThermoLase shall be entitled to use the Financial Records in any proceeding to enforce its rights pursuant to this Agreement or as may be otherwise required by law.


    6.   USE OF SOFTLIGHT AND SPA THIRA SERVICE MARKS

         6.1  Promotional Activities.

              (a) Franchisee agrees to use its best efforts, to the extent permitted by applicable law and regulations, or to cause the Subfranchisee to use its best efforts, to promote the performance of the SoftLight Procedures at the Facilities. Franchisee shall have the right (and shall have the right to sublicense Subfranchisee) to use the SoftLight Marks in connection with promotional activities relating to the performance of SoftLight Procedures at the Facilities, provided it obtains ThermoLase's prior written approval and acknowledges ThermoLase's rights in and to the SoftLight Marks by (i) referring to the same at all times as service marks of ThermoLase in any signage, advertising, press release, article, publication or other promotional material, document or broadcast referencing the SoftLight Marks and by (ii) including the proprietary marking "SM" after SoftLight and Spa Thira each time they are used by Franchisee (or Subfranchisee) in any printed or electronic media. In any and all descriptions of or references to the SoftLight Procedures, Franchisee and Subfranchisee shall use no descriptive name or mark other than SoftLightSM, Spa ThiraSM, and "ThermoLase".

              (b) ThermoLase shall have the right to review and pre-approve (or reject) all promotional and advertising materials relating to the SoftLight Procedures or SoftLight Lasers which are prepared by Franchisee or its Subfranchisee, consultants, contractors, agents, and which are not based substantially on materials provided by ThermoLase. Franchisee shall not include in any such promotional or advertising materials any claims, facts, data or representations relating to the SoftLight Procedures or SoftLight Lasers which are not provided in writing by ThermoLase or approved in writing by ThermoLase.

         6.2 Ownership of SoftLight Marks. Franchisee acknowledges that ThermoLase (i) has the exclusive right, title and interest in and to the SoftLight Marks and (ii) shall have the exclusive right to apply for registration, and to extend existing registrations, of the SoftLight Marks for use in connection with the SoftLight Procedures, the Facilities or otherwise. Franchisee will not register, or cause or permit to be registered in the name of any entity other than ThermoLase, the SoftLight Marks or any trademark, trade name or service mark confusingly similar thereto, with any federal, national, supra-national, state, municipal or other governmental authority of any jurisdiction, whether within or outside the United States or The Territory. Franchisee will not use or associate the SoftLight Marks with any other trademark, trade name or service mark in any advertising or publicity utilized by Franchisee in connection with the SoftLight Procedures, the Facilities or otherwise in such manner as to be misleading with respect to the ownership of the SoftLight Marks. Franchisee further agrees not to create a composite

                                        9PAGE
    trademark, trade name or service mark with the SoftLight Marks, except in each instance with ThermoLase's prior written consent which ThermoLase acting in its sole discretion may withhold. Franchisee agrees that every use of the SoftLight Marks shall inure to the ultimate benefit of ThermoLase. Franchisee shall not remove or obscure or alter in any manner the SoftLight Marks or any notice thereof, which may be displayed on the SoftLight Lasers, the SoftLight Lotion, a Facility, the User Manual or any other documentation provided by ThermoLase hereunder.

         6.3  Quality Controls and Assurance.

              (a) Franchisee agrees that any services provided by Franchisee based on performance of the SoftLight Procedures pursuant to this Agreement shall be of a quality at least equal to the quality of similar services provided by ThermoLase or its other franchisees at facilities at which ThermoLase or its other franchisees provide such services.

              (b) In addition, in order to comply with ThermoLase's quality control standards, Franchisee shall: (i) use the SoftLight Marks in compliance with all relevant laws and regulations; and (ii) accord ThermoLase the right to inspect during normal business hours, without prior advance notice, the Facilities in order to confirm that Franchisee's use of the SoftLight Marks is in compliance with this Agreement.

              (c) Franchisee agrees that its failure to comply with the quality standards described in this Article 6 shall constitute a material breach of this Agreement.

         6.4 Translation of Documentation. To the extent required by law, Franchisee shall translate, at its own expense, or cause Subfranchisee to translate, the User Manual, all technical manuals, advertising and marketing information and other documentation provided by ThermoLase into the French language and provide ThermoLase with advance copies of all such materials for approval; provided, however, that Franchisee shall take full responsibility for any mistakes or inaccuracies in such translations. All right, title and interest in and to such translations shall be owned by ThermoLase, and Franchisee hereby assigns all right, title and interest in and to such translations, and all copyright, trademark and other intellectual property rights therein, to ThermoLase, as they are developed. Franchisee shall, at ThermoLase's request, execute and deliver all certificates, applications, assignments and other instruments as ThermoLase may reasonably request in order to effectuate the assignment of Improvements to ThermoLase as described above. All employees of Franchisee shall waive all moral rights with respect to works of authorship in such translations created by them. To the extent permitted by local law, Franchisee will enter into, and cause Subfranchisee to enter into, agreements with its employees to ensure compliance with the provisions of this Section 6.4.


    7.   TRAINING

         7.1 Training Program. Franchisee agrees that all officers, employees, agents or independent contractors of Franchisee or

                                       10PAGE

    Subfranchisee who will be involved in the performance of the SoftLight Procedures at a Facility will complete the training program offered by ThermoLase prior to performing the SoftLight Procedures at a Facility. Franchisee shall be required to pay the cost of the training course at ThermoLase's then prevailing standard rates and all related travel and other expenses associated with its personnel attending the training course.

         7.2 User Manual. ThermoLase agrees to provide to Franchisee, at no additional charge, one copy of the User Manual for each Facility operated by Franchisee or its Subfranchisee. Franchisee acknowledges that the User Manual is copyrighted material of ThermoLase and cannot be reproduced in whole or in part, except to translate it into French in accordance with
    Section 6.4 above. ThermoLase will consider requests for additional copies of the User Manual.


    8.   EXCLUSIVITY

         Franchisee agrees that, during the term of this Agreement, Franchisee shall not offer or perform, either directly or indirectly, at any facility or location any hair removal or exfoliation or skin-rejuvenation process or offer any similar service other than the SoftLight Procedures and such other processes and services as may be expressly permitted by the User Manual.


    9.   CONFIDENTIALITY

         9.1 Franchisee acknowledges and agrees that ThermoLase has disclosed, and shall continue to disclose, to Franchisee in connection with the use of the Licensed Technology and performance of this Agreement certain confidential information of ThermoLase regarding its business operations, trade secrets, know-how, customer information, pricing, marketing data and other information of a confidential nature relating to the Licensed Technology and the SoftLight Procedures, including, without limitation, the terms of this Agreement (collectively, the "ThermoLase Confidential Information"). In addition, ThermoLase acknowledges and agrees that Franchisee may disclose to it during the term of this Agreement certain confidential information of Franchisee regarding its business operations, trade secrets, know-how, customer information, pricing, marketing data and other information of a confidential nature (the "Franchisee Confidential Information").

         9.2 The Confidential Information of each party shall remain the sole and exclusive property of such party, and the other party shall have no interest or rights with respect thereto, except to the extent expressly provided in this Agreement. Each party agrees to maintain the confidentiality of the Confidential Information of the other party, provided, however, that Franchisee shall have the right to disclose such information to its sublicensees who have a need to know such information and who have agreed in writing to maintain the confidentiality thereof in a manner no less restrictive than that required under this Agreement. Notwithstanding the foregoing provisions of this Article 9, the receiving party shall have the right to disclose any information that it can

                                       11PAGE
    demonstrate (i) was rightfully possessed by the receiving party before it was received from the disclosing party, (ii) is or becomes public otherwise than through any act or default of the receiving party, or
    (iii) is required by law, court order or stock exchange rule to be disclosed, provided the receiving party notifies the disclosing party in writing prior to making any such disclosure so as to afford to ThermoLase a reasonable opportunity to object or seek an appropriate protective order with respect to such disclosure.


    10.  INSURANCE.

         10.1 Franchisee shall maintain (or, if all Facilities in The Territory are operated by Subfranchisee, then Franchisee shall cause Subfranchisee to maintain) the following policies of insurance in effect throughout the term of this Agreement and for three years thereafter and shall provide to ThermoLase certificates of insurance evidencing the existence of the same upon request by ThermoLase:

              (a) Commercial general liability insurance, including the broad form endorsement, written on an occurrence basis with bodily injury and property damage limits of not less than One Million United States Dollars (US$1,000,000) per occurrence and Three Million United States Dollars (US$3,000,000) annual aggregate, and a deductible not to exceed Two Thousand Five Hundred United States Dollars (US$2,500); and

              (b) Professional liability insurance written on an occurrence basis with limits of not less than One Million United States Dollars (US$1,000,000) per occurrence and Three Million United States Dollars (US$3,000,000) annual aggregate, and a deductible not to exceed Two Thousand Five Hundred United States Dollars (US$2,500).

    Any policy limits and deductibles stated in a currency other than United States Dollars shall be converted into United States Dollars at the exchange rate published in the New York edition of The Wall Street Journal from time to time.

         10.2 All insurance required to be carried by Franchisee pursuant to this Article 10 shall be issued by insurers of recognized responsibility, licensed to do business in the location in which the Facilities are located and reasonably acceptable to ThermoLase, and shall include ThermoLase as an additional named insured. Franchisee agrees that any insurance policy obtained and maintained in accordance with this Article 10 shall include a provision stating that such policy may not be canceled without thirty (30) days prior written notice to ThermoLase. Franchisee shall notify ThermoLase in writing no less than sixty (60) days prior to the non-renewal or other material change in the provisions of any such insurance. In the event of such cancellation, ThermoLase shall have the right to terminate this Agreement effective immediately and without the requirement of notice to Franchisee.

         10.3 In the event that the types of coverage described in this
    Article 10 are not available in the Territory or portions thereof, then Franchisee shall obtain insurance as close as possible to such coverages and which is acceptable to ThermoLase, in its absolute discretion.

                                       12PAGE

    11.  INDEMNIFICATION

         11.1 By Franchisee. Subject to the provisions of Article 12 below, Franchisee shall indemnify, defend and hold harmless ThermoLase, its parents, subsidiaries and affiliates, and their respective officers, directors, shareholders and employees, from and against any and all actions, causes of action, suits, claims, or demands by, or damages, liabilities, costs and expenses (including without limitation reasonable attorneys' fees and disbursements and court costs) to, a third party to the extent arising from or in connection with (i) the negligence (including without limitation professional malpractice) or willful misconduct of Franchisee or its Subfranchisee, their agents, employees, representatives or contractors; (ii) failure of Franchisee or its Subfranchise to perform the SoftLight Procedures in accordance with the protocols set forth in the User Manual; (iii) failure to operate and maintain each Facility in accordance with the User Manual; or (iv) any employee, agent or representative of Franchisee or its Subfranchisee under any applicable termination, labor, social security or other similar laws or regulations.

         11.2 Procedures. The indemnified party shall provide prompt written notice of any third party claim to the indemnifying party. The indemnifying party shall have the right to assume exclusive control of the defense of such claim or, at the option of the indemnifying party, to settle the same provided that no settlement that imposes any obligation on the indemnified party or affects the indemnified party rights under this Agreement may be made without the prior written consent of the indemnified party. The indemnified party agrees to reasonably cooperate with the indemnifying party in connection with the performance of the indemnifying party's obligations under this Article. In the event that the indemnifying party fails to perform its defense obligations hereunder, the indemnified party shall have the right to do so at the indemnifying party's expense.

         11.3 Enforcement of Intellectual Property Rights. Franchisee shall promptly advise ThermoLase upon becoming aware of any infringement or threatened infringement of any of the Licensed Technology or the SoftLight Marks or any claim that the Licensed Technology or the SoftLight Marks infringe the intellectual property rights of another party. ThermoLase, in its sole discretion, shall determine the appropriate action, if any, to be taken with respect to any such infringement and shall have the right to exclusive control of any enforcement suit or proceeding. Franchisee shall cooperate with ThermoLase with respect to any enforcement, including, without limitation, joining as a party to any litigation, if required. The costs and expenses of such action shall be borne solely by Franchisee.


    12.  LIMITATION OF LIABILITY; REMEDIES

         12.1 Consequential Damages. Notwithstanding anything to the contrary contained in this Agreement, including without limitation the provisions of Article 11 above, neither party hereto shall be liable to

                                       13PAGE
    the other for any indirect, special, consequential, incidental or punitive damages (including without limitation damages for loss of use of facilities or equipment, loss of revenue, loss of profits or loss of goodwill) regardless of (i) the negligence (either sole or concurrent) of either party and (ii) whether either party has been informed of the possibility of such damages.

         12.2 No Warranty. THERMOLASE PROVIDES HEREIN NO WARRANTY OF MERCHANTABILITY, OF FITNESS FOR A PARTICULAR PURPOSE, OF NON-
    INFRINGEMENT, OR AS TO THE RESULTS THAT MAY BE ATTAINED BY THE PERFORMANCE, PRACTICE OR OPERATION OF THE SOFTLIGHT PROCEDURES, INCLUDING WITHOUT LIMITATION THE SOFTLIGHT LASERS.

         12.3 Aggregate Liability. Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of ThermoLase to Franchisee for any matter arising out of or in connection with this Agreement or the subject matter hereof (whether directly or indirectly and whether by reason of breach of contract, tort or otherwise) shall be limited to a maximum amount equal to the total aggregate fees and Royalties theretofore paid by Franchisee to ThermoLase hereunder. ThermoLase shall have no liability whatsoever hereunder to any Subfranchisee, agent, employee, contractor, consultant or customer of Franchisee, or any other person or entity other than Franchisee.

         12.4 Equitable Relief. Notwithstanding any other provision of this Agreement to the contrary, due to the fact that the unauthorized use, transfer or dissemination of the ThermoLase Confidential Information or the Licensed Technology, or the improper use thereof in violation of the
     User Manual and/or applicable law or regulations, would diminish substantially the value thereof and cause irreparable harm to ThermoLase which could not be adequately addressed by monetary damages, if Franchisee breaches any of the provisions of Articles 3, 6 or 9 of this Agreement, ThermoLase shall be entitled, without limiting its other rights or remedies, to obtain equitable relief to prevent or restrain such breach, including without limitation injunctive relief.


    13.  TERM AND TERMINATION; RESTRICTIVE COVENANT

         13.1 Term. The initial term of this Agreement ("Term") shall commence on the Effective Date and shall continue until December 31, 2012, unless sooner terminated as set forth herein, and shall be renewable by Franchisee for successive one-year renewal terms upon the delivery of written notice of renewal to ThermoLase at least sixty (60) days prior to the end of the initial term or the applicable renewal term, as the case may be, so long as Franchisee is in full compliance with all terms and conditions of this Agreement.

         13.2 Termination.

              (a)  This Agreement may be terminated by ThermoLase:

                   (i) in the event of a breach by Franchisee of any obligation hereunder that is not cured within thirty (30) days following written notice thereof; or
                                       14PAGE

     CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES
              AND EXCHANGE COMMISSION.  ASTERISKS DENOTE OMISSIONS.

                   (ii) in the event of the occurrence of a change in control of Franchisee which has, or in the reasonable opinion of ThermoLase could have, a material adverse effect on the business, prospects or operations of Franchisee and the failure of Franchisee to promptly pursue (within thirty (30) days after receiving written notice thereof from ThermoLase) a remedy designed to cure (in the reasonable judgment of ThermoLase) ThermoLase's objections to such change; or

                   (iii) immediately, in the event Franchisee contests the validity of the Patents, the Licensed Technology or the ownership thereof by ThermoLase; or

                   (iv) at any time after the *****************************
    *********************, upon thirty (30) days' prior written notice to Franchisee, if (1) Franchisee does not have operating for commercial service at least ******** Facilities or (2) if Franchisee does not pay ThermoLase Royalties of at least $*********** during any calendar quarter ending after the ****************************************.

              (b) This Agreement may be terminated without cause by Franchisee upon one hundred eighty (180) days written notice to ThermoLase.

         13.3 Termination Upon Occurrence of Certain Events. ThermoLase may terminate this Agreement, effective immediately and without the requirement of any notice if Franchisee: (i) files for or consents to a general assignment for the benefit of creditors, (ii) files a petition in bankruptcy or liquidation, or is adjudicated bankrupt or insolvent or takes similar actions under the laws of any jurisdiction for the general benefit of creditors of an insolvent or financially troubled debtor, or
    (iii) is the subject of an involuntary bankruptcy or insolvency proceeding which is not fully dismissed within forty-five (45) days.

         13.4 Additional Termination Rights of ThermoLase. This Agreement may be terminated by ThermoLase, effective immediately upon written notice to Franchisee, in the event that (i) the marketing clearance granted to ThermoLase by the U.S. Food and Drug Administration (the "FDA") or any regulatory authority in the Territory with respect to the SoftLight Procedures is revoked, rescinded or suspended for any reason, or any adverse regulatory action is undertaken by the FDA or any regulatory authority in the Territory with respect to the validity or scope of such marketing clearance, or (ii) any claim is asserted against ThermoLase alleging that the Licensed Technology, or any portion thereof, or the SoftLight Marks are being used by Franchisee in a manner which infringes a patent or other intellectual property rights owned by a third party and ThermoLase and Franchisee are unable to agree as to how to resolve such claim after consulting with each other for a period of not less than ten (10) Business Days.

         13.5 Effect of Termination. Upon expiration or earlier termination of this Agreement for any reason, all rights and obligations of the parties under this Agreement shall cease, except that Franchisee shall be obligated to pay to ThermoLase all outstanding fees and Royalties that are payable with respect to the period prior to the effective date of

                                       15PAGE
    such expiration or earlier termination. Upon such expiration or earlier termination, Franchisee shall cease all use of the SoftLight Marks and the Licensed Technology, and ThermoLase shall have free access to all User Manuals and any other materials in Franchisee's possession that are related to the Licensed Technology or the SoftLight Marks. The SoftLight Lasers shall be returned to ThermoLase free of all liens and encumbrances and in good working order and repair. Upon the expiration or earlier termination of this Agreement, Franchisee will be deemed to have assigned, transferred or conveyed to ThermoLase any and all rights and goodwill in or to the SoftLight Marks that may have been obtained or developed by Franchisee, and Franchisee will, without any consideration other than the mutual covenants and agreements of this Agreement, execute and deliver such instruments and other documents as may be requested by ThermoLase to accomplish such assignment, transfer and conveyance, or to preserve and secure the rights of ThermoLase (or its parents, subsidiaries or affiliates) in and to the SoftLight Marks. Upon the expiration or earlier termination of this Agreement, Franchisee shall immediately remove all signs and other markings from each Facility which indicate any connection to the SoftLight Procedures, SoftLight Lasers, the SoftLight Marks or ThermoLase.

         13.6 Restrictive Covenant. Franchisee agrees that, in the event that this Agreement expires or is terminated pursuant to Section 13.2, 13.3, or 13.4 Franchisee shall not, in the Territory, offer or perform, directly or indirectly, commercial laser, light-source or electrolysis based hair-removal or skin exfoliation or rejuvenation services for a period of twenty-four (24) months following the effective date of expiration or termination.

         13.7 No Rights to Compensation Upon Expiration or Termination. In the event of a termination pursuant to any of the provisions of this Agreement or upon expiration of this Agreement, ThermoLase shall not have any obligation to Franchisee or to its Subfranchisee, or to any employee of Franchisee or Subfranchisee, for compensation or for damages of any kind, on account of the loss by Franchisee or Subfranchisee or such employee of present or prospective sales, investments, compensation or goodwill. Franchisee, for itself and on behalf of each of its employees, hereby waives any rights which may be granted to it or them under the laws and regulations of The Territory or otherwise which are not granted to it or them by this Agreement.

         13.8 Survival. Notwithstanding anything to the contrary contained herein, the provisions of Sections 3.2, 3.3, 5.2, 5.3, 6.2, 9, 10, 11, 12, 13.5, 13.6, 13.7 and 14 of this Agreement shall survive any expiration or earlier termination of this Agreement according to their respective terms.


    14.  MISCELLANEOUS

         14.1 Relationship of the Parties. The parties acknowledge that no relationship of partnership, joint venture or employment is created by this Agreement and that neither party shall have any right, power or authority to act for or to bind the other party in any way except to the extent expressly provided in this Agreement. Without in any way limiting

                                       16PAGE
    the foregoing, Franchisee shall be solely responsible at all times during the term of this Agreement for all aspects of the professional services delivered at each Facility and for the selection, training, professional direction, supervision and employment of all persons, who are licensed, registered or certified by the jurisdiction in which each Facility is located to perform such services (collectively, the "Professional Staff"). No provision of this Agreement is intended, nor shall it be construed, to permit ThermoLase to affect or influence the professional judgment of any member of the Professional Staff involved in the performance of the SoftLight Procedures at a Facility.

         14.2 Franchisee Operations. Franchisee shall comply with all national, supra-national, provincial and local laws, rules, orders, ordinances and regulations of any governmental or other public authority applicable to the operation of each Facility, including, without limitation, the performance of the SoftLight Procedures.

         14.3 Notices. Whenever by the terms of this Agreement, notice, demand or other communication shall or may be given to either party, the same shall be in writing and, addressed if to Franchisee at the address set forth at the beginning of this Agreement and if to ThermoLase at ThermoLase Corporation, 10455 Pacific Center Court, San Diego, CA 92121, USA, Attn: President; with a copy to General Counsel, Thermo Electron Corporation, 81 Wyman St., Waltham, MA 02254- 9046 USA, or to such other address or addresses as shall from time to time be designated by written notice by either party to the other as herein provided. All notices shall be sent by registered or certified air mail, postage prepaid and return receipt requested, or by Federal Express or other comparable courier providing proof of delivery, and shall be deemed duly given and received (i) if mailed, on the tenth (10th) Business Day following the mailing thereof, or (ii) if sent by courier, the date of its receipt (or, if such day is not a Business Day, the next succeeding Business Day).

         14.4 Governing Laws. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, excluding: (i) its conflict of laws principles; (ii) the United Nations Convention on Contracts for the International Sale of Goods; and (iii) the 1974 Convention on the Limitation Period in the International Sale of Goods (the "1974 Convention") and the Protocol amending the 1974 Convention, done at Vienna April 11, 1980. Notwithstanding the application of the laws of the State of New York, Franchisee agrees that ThermoLase shall have no obligation to provide Franchisee with any information or disclosures relating to the Licensed Technology, the SoftLight Procedures or the operation of a Spa Thira except as set forth herein and in the User Manual. In particular, Franchisee waives, and releases ThermoLase from, any obligation to comply with the Disclosure Requirements and Prohibitions concerning Franchising and Business Opportunity Ventures of the United States Federal Trade Commission or any similar provisions existing under the laws of the State of New York.

         14.5 Dispute Resolution.

              a. Mediation. In the event of any dispute, controversy or claim arising out of or relating to this Agreement or to a breach hereof, including its interpretation, performance or termination, the parties

                                       17PAGE
    agree to follow the procedures set forth in this Section 14.5. First, the parties shall identify in writing the point on which they cannot agree (the "Disputed Point") and the respective positions of each party with respect to such point. The parties will refrain from making a decision on the Disputed Point for a period of up to two weeks. During such 2-week period, the parties will (i) consult with one another in good faith with the goal of resolving the Disputed Point, (ii) engage a mutually acceptable impartial mediator who is fluent in both English and French (the "Mediator") to assist them in finding a mutually agreeable solution to the Disputed Point, (iii) study the economic or commercial bases on which each of the parties has based its position and the issues raised by each of the parties in respect of the Disputed Point, and (iv) cooperate with the Mediator in examining alternative solutions to the Disputed Point. The costs and expenses of the Mediator shall be shared equally by the parties. The parties will meet at the end of such 2-week period for the sole purpose of discussing and voting on the Disputed Point. The Mediator shall conduct the meeting and begin it with a summary of the situation, the nature of the Disputed Point and any proposed solutions, while reminding the parties of the consequences of the continuation of the dispute. The parties will use their good faith best efforts to agree on a solution prior to or during such meeting.

              b. Arbitration. In the event that a Disputed Point cannot be resolved by the mediation procedure described in Section 14.5(a) above, then such Disputed Point, shall be finally resolved by arbitration. The arbitration shall be conducted by one (1) arbitrator fluent in French and English, with experience in international commercial joint ventures, to be appointed by the presiding officer of the London Court of International Arbitration ("LCIA"). The arbitration shall be conducted in English, under the supervisory authority of the LCIA, and in accordance with the LCIA arbitration rules. Multiple arbitrations between the parties and their Affiliates relating to the same transaction or series of transactions may be aggregated in the same arbitration proceeding. The arbitration, including the rendering of the award, shall take place in London, England, and shall be the exclusive forum for resolving such dispute, controversy or claim. The decision of the arbitrator shall be binding upon the parties hereto, and the expense of the arbitration (including without limitation the award of reasonable attorneys' fees to the prevailing party) shall be paid as the arbitrator determines. The decision of the arbitrator shall be executory, and judgment thereon may be entered by any court of competent jurisdiction. Notwithstanding the foregoing, nothing in this section 14.5(b) shall be construed as limiting in any way the right of a party to seek injunctive relief with respect to any actual or threatened breach of this Agreement from a court of competent jurisdiction.

         14.6 Entire Agreement. This Agreement, together with all exhibits and schedules hereto, constitutes the sole and entire agreement between ThermoLase and Franchisee with respect to the subject matter hereof, supersedes all prior agreements between the parties either written or oral and shall not be supplemented, amended, varied or modified in any manner except (i) by an instrument in writing signed by duly authorized representatives of both parties; or (ii) by ThermoLase amending and/or supplementing the User Manual, as described above. Notwithstanding the foregoing, the parties do not intend this Agreement to supersede or alter

                                       18PAGE
    the agreements that they may have entered into with respect to activities outside the Territory.

         14.7 Waiver. No delay or omission on the part of either party to this Agreement in requiring performance by the other party or in exercising any right hereunder shall operate as a waiver of any provision hereof or of any right hereunder, and the waiver, omission or delay in requiring performance or exercising any right hereunder on any one occasion shall not be construed as a bar to or waiver of such performance or right on any future occasion.

         14.8 Remedies Cumulative. Any and all rights and remedies which either party may have under this Agreement, at law or in equity, shall be cumulative and shall not be deemed inconsistent with each other, and any two or more of all such rights and remedies may be exercised at the same time insofar as permitted by law.

         14.9 Headings. Article and Section headings and the organization of this Agreement are for descriptive purposes only and shall not control or alter the meaning of this Agreement.

         14.10 Costs. Except as otherwise expressly provided herein, each party shall bear its own costs and expenses in performing its obligations under this Agreement. In the event that one party to this Agreement commences an arbitration or other action against the other party to this Agreement, the prevailing party shall be entitled to recover its costs resulting from such arbitration or action from the non-prevailing party.

         14.11 Force Majeure. Neither party shall be deemed to be in default under this Agreement if prevented from performing any obligation hereunder (other than a payment obligation) for any reason beyond its reasonable control, including without limitation Acts of God, war, civil commotion, fire, flood or casualty, labor difficulties, shortages of or inability to obtain labor, materials or equipment, governmental regulations or restrictions, or unusually severe weather. In any such case, the parties agree to negotiate in good faith with the goal of preserving this Agreement and the respective rights and obligations of the parties hereunder, to the extent reasonably practicable. It is agreed that financial inability shall not be a matter beyond a party's reasonable control.

         14.12 Successors and Assigns. This Agreement is personal to Franchisee and has been entered into in reliance upon the competence and skill of Franchisee. Accordingly, except as expressly permitted herein, Franchisee may not assign this Agreement without the prior written consent of ThermoLase, which consent may be withheld in ThermoLase's sole and absolute discretion. ThermoLase may assign this Agreement upon written notice to Franchisee. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

         14.13 Authority. The individuals executing this Agreement hereby represent and warrant that they are empowered and duly authorized to so execute this Agreement on behalf of the parties they represent.

                                       19PAGE

         14.14 Severability. If any provision of this Agreement is declared invalid or unenforceable by a court or other tribunal having competent jurisdiction, it is mutually agreed that this Agreement shall endure except for the part declared invalid or unenforceable by order of such court or tribunal. The parties shall consult and use their best efforts to agree upon a valid and enforceable provision which shall be a reasonable substitute for such invalid or unenforceable provision in light of the intent of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement under seal as of the date first set forth above.



    THERMOLASE CORPORATION                  YVES MICHELI


    By: John Hansen                         Yves Micheli
        -------------------------           ----------------------------
        Name:  John C. Hansen               Yves Micheli
        Title:  President and CEO





















                                       20PAGE

     CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES
              AND EXCHANGE COMMISSION.  ASTERISKS DENOTE OMISSIONS.

                                    EXHIBIT A

                               Licensed Technology
                               -------------------

    United States Patents

    5,226,907      Hair Removal Device and Method
    5,425,728      Hair Removal Device and Method
    5,423,803      Skin Surface Peeling Process using Laser

    United States Patent Applications

    **********     ******************************
    **********     ****************************
    **********     ****************************************************
                   *************************
    **********     **********************************
    **********     ****************************
    **********     **********************************
    **********     *******************

    European Patent Applications

    ***********    ********************************************************
    ***********    *********************************************************
                   ********

    Patent Cooperation Treaty ("PCT") Applications

    **********************************
    *************************************************

    Other Patents. As patent applications that cover the Licensed Technology are filed and issue in the Territory, they shall constitute Patents under this Agreement.

    Other Licensed Technology

    ThermoLase's trade secrets and know how relating to the inventions covered by the above patents, the operation and maintenance of the SoftLight Lasers and the performance of the SoftLight Procedures, as described more fully in the User Manual and the training to be provided by ThermoLase to Franchisee.